ROYALITE PETROLEUM COMPANY, INC.
(Formerly Worldbid Corporation)
Completion of Merger

Summary of Merger

Royalite Petroleum Company Inc. (formerly Worldbid Corporation) (OTCBB: RYPE) (the “Company”) announced effective March 2, 2007 it has completed the merger with Royalite Petroleum Corp. (“Royalite”) as described in its 8K filing on February 8th. 2007.

As a result of the merger, the Company issued one share of the Company for every share of Royalite. The Company issued a total of 24,960,667 shares of its common stock to Royalite’s former shareholders who now own approximately 67% of the Company’s issued and outstanding common stock.

The Company now owns all of the property and assets of Royalite including the rights to oil and gas leases on approximately 67,000 acres of land along the Utah Hingeline Trend of south-central Utah. In addition, the Company has assumed all of Royalite’s debts and liabilities. No changes or amendments were made to the Company’s Articles of Incorporation.

Change of Officers and Directors

Mr. Paul Wagorn, has resigned as a director of the Company but will continue as the operating officer of the internet operations of the Company. Mr. Logan Anderson has resigned as President and CEO of the Company and will remain as a Director and the Company’s Secretary, Treasurer, Chief Financial Officer.

The Company has appointed Mr. Michael Cass, the former President and CEO of Royalite, as the Company’s President, CEO, and third director.

Name of Company and Trading Symbol Changed

The Company has changed its name to “Royalite Petroleum Company Inc.” as a result of the merger.

The Company’s trading symbol on the OTC Bulletin Board has been changed from “WBDC” to “RYPE” effective as of March 5, 2007.

Forward Looking Statements

This Press Release may contain, in addition, to historical information, forward looking statements. These statements involve numerous known and unknown risks and uncertainties and other factors that may cause the actual results to be different from the results implied herein, (see the Company’s reports filed with the SEC).

Readers are cautioned not to place undue reliance on the forward looking statements made in this Press Release.

For more information please contact:

Michael Cass, President

Telephone (512) 402-0910